Exhibit 99.1

ATLANTIC AMERICAN REPORTS SECOND QUARTER RESULTS

•	Net income for the three month period ended June 30, 2018 increased to $3.2 million as compared to $1.5 million in the comparable period in 2017
•	Insurance premiums increased to $42.8 million, or 6.8%, compared to $40.1 million for the three month periods ended June 30, 2018 and 2017, respectively

ATLANTA, Georgia, August 14, 2018 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended June 30, 2018 of $3.2 million, or $0.15 per share, as compared to $1.5 million, or $0.07 per share, for the comparable period of 2017.  For the six month period ended June 30, 2018 the company reported a net loss of $1.8 million, or $0.10 per share, compared to net income of $1.2 million, or $0.05 per share, in the comparable period of 2017.  The increase in net income during the second quarter of 2018 was primarily due to the impact of an accounting standard adopted January 1, 2018.  This accounting standard requires changes in the fair value of investments in equity securities to be reported in net income on the statement of operations, which resulted in a $4.1 million impact in the 2018 period.  Under previous accounting guidelines, and as reported for the 2017 periods, such changes were recognized in other comprehensive income on the balance sheet.  The net loss for the six month period ended June 30, 2018 was primarily a result of operating losses in the life and health operation.

Total revenues for the three month period ended June 30, 2018 were $49.4 million as compared to $43.6 million for the three month period ended June 30, 2017.  Unrealized gains on equity securities and an increase in insurance premiums were the most significant contributors to the increase in total revenues.  Insurance premiums during the three month period ended June 30, 2018 increased $2.7 million, or 6.8%, from the comparable 2017 period, primarily the result of an increase in Medicare supplement premium in the Company’s life and health operation.  For the six month period ended June 30, 2018, revenues were $90.0 million, increasing 2.8% from the comparable 2017 period revenues of $87.5 million, also primarily as a result of an increase in Medicare supplement premium revenues.  Insurance premiums during the six month period ended June 30, 2018 of $85.0 million increased 5.1% from the comparable 2017 period amount of $80.9 million.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Bankers Fidelity’s continued growth not only demonstrates elevated sales activity but serves as testament to the vital relationships and brand loyalty we have cultivated with our insurance producers.  While we continue to enjoy net premium growth in the life and health operation our focus remains on judicious management of the quality of our business, further diversifying our product portfolio and improving operating results.  The property and casualty operation continues to perform exceptionally well and we are pleased to report American Southern ended the first six months of 2018 with an increase in premium income over the comparable period of 2017.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2018	2017	2018	2017
Insurance premiums
Life and health	$29,303	$26,989	$58,798	$54,680
Property and casualty	13,542	13,131	26,249	26,222
Investment income	2,537	2,085	4,896	4,244
Realized investment gains (losses), net	(57)	1,396	313	2,279
Unrealized gains (losses) on equity securities, net	4,089	-	(330)	-
Other income	29	31	57	66

Total revenue	49,443	43,632	89,983	87,491

Insurance benefits and losses incurred
Life and health	23,524	19,100	47,519	40,813
Property and casualty	8,695	7,932	17,872	16,216
Commissions and underwriting expenses	9,715	11,010	19,734	21,624
Interest expense	506	424	968	833
Other expense	2,970	2,981	6,208	6,167

Total benefits and expenses	45,410	41,447	92,301	85,653

Income (loss) before income taxes	4,033	2,185	(2,318)	1,838
Income tax expense (benefit)	848	725	(479)	599

Net income (loss)	$3,185	$1,460	$(1,839)	$1,239

Earnings (loss) per common share (basic and diluted)	$0.15	$0.07	$(0.10)	$0.05

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$3,185	$1,460	$(1,839)	$1,239
Income tax expense (benefit)	848	725	(479)	599
Realized investment gains (losses), net	57	(1,396)	(313)	(2,279)
Unrealized gains (losses) on equity securities, net	(4,089)	-	330	-

Operating income (loss)	$1	$789	$(2,301)	$(441)

Selected Balance Sheet Data	June 30, 2018	December 31, 2017

Total cash and investments	$254,201	$272,058
Insurance subsidiaries	235,055	244,754
Parent and other	19,146	27,304
Total assets	341,655	343,239
Insurance reserves and policyholder funds	191,420	173,583
Debt	33,738	33,738
Total shareholders' equity	101,667	112,983
Book value per common share	4.75	5.26
Statutory capital and surplus
Life and health	31,688	34,135
Property and casualty	43,878	43,348